UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MiNK Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

MINK THERAPEUTICS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	June 8, 2022

Time	5:00 P.M., Eastern Time

Webcast Address	Live audio web conference at www.virtualshareholdermeeting.com/INKT2022

Proposals	1. To elect Peter Behner, Jennifer Buell and Ulf Wiinberg as Class I directors, each for a term of three years expiring at the 2025 Annual Meeting of Stockholders.

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

3. To consider any other business as may properly come before the 2022 Annual Meeting of Stockholders or any postponement or adjournment of the meeting.

Record Date	You are entitled to vote if you were a stockholder of record on April 11, 2022.

A list of stockholders entitled to vote will be open for examination by any stockholder for any purpose germane to the 2022 Annual Meeting of Stockholders for ten days before the meeting during ordinary business hours at our principal offices at 149 Fifth Avenue, Suite 500, New York, New York 10010.

It is important that your shares be represented at the 2022 Annual Meeting of Stockholders. Therefore, whether or not you plan to attend the meeting virtually, please complete your proxy and return it to us. If you attend the 2022 Annual Meeting of Stockholders virtually and wish to vote at the meeting, your proxy will not be used. You may also vote your shares over the internet or by telephone. Instructions for internet or telephonic voting are printed on your proxy card.

By order of the Board of Directors,

Jennifer Buell, President and Chief Executive Officer

April 29, 2022

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Page
GENERAL INFORMATION ABOUT OUR VIRTUAL STOCKHOLDER MEETING	1
VOTING PROCEDURES	3
PROPOSAL 1—TO ELECT PETER BEHNER, JENNIFER BUELL AND ULF WIINBERG AS CLASS I DIRECTORS, EACH FOR A TERM OF THREE YEARS EXPIRING AT THE 2025 ANNUAL MEETING OF STOCKHOLDERS	7
OUR CORPORATE GOVERNANCE	11
EXECUTIVE COMPENSATION	17
DIRECTOR COMPENSATION	24
OWNERSHIP OF OUR COMMON STOCK	27
DELINQUENT SECTION 16(a) REPORTS	28
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	28
PROPOSAL 2—TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022	31
REPORT OF THE AUDIT COMMITTEE	33
ADDITIONAL INFORMATION	34

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MiNK Therapeutics, Inc.

149 Fifth Avenue, Suite 500

New York, NY 10010

Telephone: (212) 994-8250

PROXY STATEMENT

April 29, 2022

This proxy statement contains information about the 2022 Annual Meeting of Stockholders of MiNK Therapeutics, Inc. (the “Annual Meeting”), including any postponements or adjournments of the meeting. The Annual Meeting will be held virtually by live audio web conference at www.virtualshareholdermeeting.com/INKT2022 on June 8, 2022 at 5:00 P.M., Eastern Time.

In this proxy statement, we refer to MiNK Therapeutics, Inc. as “MiNK,” “us,” “we” or the “Company.”

This proxy statement and solicitation is being made on behalf of the Board of Directors of MiNK.

In accordance with the “notice and access” rules approved by the Securities and Exchange Commission (“SEC”) and in connection with the solicitation of proxies by our Board of Directors, on or about April 29, 2022 we first sent a Notice of Internet Availability of Proxy Materials and provided access to our proxy materials (consisting of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2021 and a form of proxy) over the internet to each stockholder entitled to vote at the Annual Meeting. We intend to mail to requesting stockholders full sets of our proxy materials (consisting of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2021 and a form of proxy) on or about April 29, 2022.

Our Annual Report on Form 10-K for the year ended December 31, 2021 is also available on our corporate website at https://investor.minktherapeutics.com/financial-information/sec-filings and through the SEC’s EDGAR system at http://www.sec.gov. To request a printed copy of our Annual Report on Form 10-K, which we will provide to you without charge, write to Investor Relations, MiNK Therapeutics Inc., 149 Fifth Avenue, Suite 500, New York, NY 10010. No material on our website is part of this proxy statement.

GENERAL INFORMATION ABOUT OUR VIRTUAL STOCKHOLDER MEETING

Why a virtual meeting?	Given the ongoing novel coronavirus (COVID-19) pandemic, we believe it important for the safety of our employees, stockholders and all of our constituents to participate fully from a remote location. We have designed the virtual format for ease of stockholder access and participation. Stockholders may vote and submit questions online during the meeting by following the instructions below.

Who can attend the 2022 Annual Meeting?	Any Company stockholder as of the close of business on the record date (April 11, 2022) may attend the 2022 Annual Meeting.

How do I attend the 2022 Annual Meeting?	Our Annual Meeting will begin promptly at 5:00 p.m. Eastern Time in a virtual meeting format at www.virtualshareholdermeeting.com/INKT2022. To participate in the Annual Meeting, you will need the 16-digit control number included in your Notice Regarding the Availability of Proxy Materials, your proxy card or on the instructions that accompanied your proxy materials. We encourage you to access the meeting prior to the start time. Online check-in will start 15 minutes before the meeting, and you should allow ample time for the check-in procedures. If your shares are held in a bank or brokerage account, instructions should also be provided on the voting instruction form provided by your bank or brokerage firm.

If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest,” but you will not be able to vote, ask questions or access the list of stockholders as of the record date.

What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual Annual Meeting website?	We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page.

VOTING PROCEDURES

YOUR VOTE IS IMPORTANT. PLEASE TAKE THE TIME TO VOTE. Stockholders have a choice of voting over the internet, by telephone, by mail using a proxy card, or by attending the 2022 Annual Meeting virtually. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote over the internet, by telephone, or virtually at the 2022 Annual Meeting, you do not need to return your proxy card.

Who can vote?	Each share of our common stock that you owned as of the close of business on April 11, 2022 (the “record date”) entitles you to one vote on each matter to be voted upon at the 2022 Annual Meeting. On the record date, there were 33,540,042 shares of MiNK common stock issued, outstanding, and entitled to vote.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the SEC, we provide stockholders access to our proxy materials over the internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (“Notice”) to all of our stockholders as of the record date. The Notice includes instructions on how to access our proxy materials over the internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings of stockholders on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you revoke the election and request a full set of printed proxy materials.

What is the difference between holding shares directly in my name and holding shares in “street name”?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the “stockholder of record.” The Notice was sent directly to you by our tabulator, Broadridge Financial Solutions, Inc. (“Broadridge”), on behalf of MiNK.

If your shares are held for you in an account by a broker, bank, or other nominee, you are considered the beneficial owner of shares held in “street name.”

How do I vote?

If your shares are registered directly in your name, you may vote:

•  Over the internet. Go to the website of our tabulator, Broadridge, at http://www.proxyvote.com and follow the instructions. Your shares will be voted according to your instructions. If you do not specify how you want to vote your shares, your internet vote will not be completed and you will receive an error message. If you hold your shares directly and wish to vote over the internet, your vote must be received by 11:59 P.M. Eastern Time on June 7, 2022. If your shares are held in a Company stock plan and you wish to vote over the internet, your vote must be received by 11:59 P.M. Eastern Time on June 7, 2022.

•  By telephone. Dial 1-800-690-6903 using any touch-tone telephone and follow the instructions. Your shares will be voted according to your instructions. If you hold your shares directly and wish to vote over the telephone, your vote must be received by 11:59 P.M. Eastern Time on June 7, 2022. If your shares are held in a Company stock plan and you wish to vote over the telephone, your vote must be received by 11:59 P.M. Eastern Time on June 7, 2022.

•  By mail. Complete and sign the enclosed proxy card and mail it in the enclosed postage prepaid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The proxy card delivered by mail must be received on or prior to June 7, 2022. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

•  At the 2022 Annual Meeting. You may vote your shares at www.virtualshareholdermeeting.com/INKT2022 during the 2022 Annual Meeting. You will need the 16-digit control number that is on either the notice or the proxy card when voting. Additional instructions regarding voting will be provided on the 2022 Annual Meeting website.

If your shares are registered in “street name,” you have the right to direct your broker, bank, or nominee how to vote your shares by using the voting instruction card included in the mailing, or by following their instructions for voting over the internet or by telephone.

How can I change my vote?

If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the 2022 Annual Meeting. To do this, you must do one of the following:

•  Vote over the internet as instructed above. Only your latest internet vote is counted.

•  Vote by telephone as instructed above. Only your latest telephonic vote is counted.

•  Sign a new proxy card and submit it as instructed above.

•  Attend the 2022 Annual Meeting and virtually vote at the meeting.

Attending the meeting will not revoke your proxy unless you specifically request it. Please refer to the instructions on page 1 for information on how to attend our 2022 Annual Meeting. You may vote during the meeting by following the instructions available on the meeting website.

If your shares are held in “street name,” you may submit new voting instructions by contacting your broker, bank, or nominee. You may also vote at the 2022 Annual Meeting if you deliver a valid and completed proxy card as described in the answer to the “How do I vote?” question above.

Will my shares be voted if I do not return my proxy?	If your shares are registered directly in your name, your shares will not be voted if you do not vote over the internet, vote by telephone, return your proxy, or vote via the web portal at the 2022 Annual Meeting.

If your shares are held in “street name,” your broker, bank, or nominee, under certain circumstances, may vote your shares for you if you do not return your proxy. A broker, bank, or nominee has authority to vote customers’ unvoted shares on some routine matters. If you do not give a proxy to your broker, bank, or nominee to vote your shares, it may either vote your shares on routine matters, or leave your shares unvoted. Proposal 2 (to ratify the appointment of KPMG LLP as our independent registered public accounting firm) is the only proposal that is considered a routine matter for this purpose. Your broker, bank, or nominee cannot vote your shares with respect to non-routine matters unless they receive your voting instructions. We encourage you to provide voting instructions to your broker, bank, or nominee by giving them your proxy. This ensures your shares will be voted at the 2022 Annual Meeting according to your instructions. You should receive directions from your broker, bank, or nominee about how to submit your proxy to them at the time you receive this proxy statement.

What does it mean if I receive more than one proxy card?	It means that you have more than one account, which may be at the transfer agent or brokers. Please vote over the internet or by telephone, or complete and return all proxies for each account to ensure that all of your shares are voted.

How many shares must be present to hold the 2022 Annual Meeting?

A majority of our outstanding shares of common stock as of the record date must be present at the 2022 Annual Meeting to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if the shares are voted in person or by proxy at the meeting. Shares that are present that vote to abstain or do not vote on one or more of the matters to be voted upon are counted as present for establishing a quorum.

If a quorum is not present, the 2022 Annual Meeting will be adjourned until we obtain a quorum.

What vote is required to approve each matter and how are votes counted?

Proposal 1—To elect Peter Behner, Jennifer Buell and Ulf Wiinberg as Class I directors, each for a term of three years expiring at the 2025 Annual Meeting of Stockholders.

The nominees for director receiving the highest number of votes FOR election will be elected as a director. This is called a plurality. You may vote FOR the nominees or WITHHOLD your vote from one or more of the nominees. If your shares are held by your broker, bank, or nominee in “street name” and if you do not vote your shares or instruct your broker, bank, or nominee how to vote with respect to this item, your unvoted shares will be counted as “broker non-votes” (when a broker does not have authority to vote on the proposal in question). “Broker non-votes” are not counted for purposes of electing directors. Votes that are withheld will not be included in the vote tally for the election of directors and will have no effect on the results of the vote.

Proposal 2—To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

To approve Proposal 2, a majority of the votes cast by stockholders present in person or represented by proxy at the 2022 Annual Meeting and voting on the matter must vote FOR Proposal 2. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 2. If the broker, bank, or nominee does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. Abstentions will not be counted as votes cast or shares voting on Proposal 2 and will have no effect on the vote.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote:

•  FOR Proposal 1—To elect the nominated Class I directors, each for a term of three years expiring at the 2025 Annual Meeting of Stockholders.

•  FOR Proposal 2—To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Are there other matters to be voted on at the 2022 Annual Meeting?	We do not know of any other matters that may come before the 2022 Annual Meeting. If any other matters are properly presented to the meeting, the persons named in the accompanying proxy card should vote, or otherwise act, in accordance with their judgment.

Where do I find the voting results of the 2022 Annual Meeting?	We will report the voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the end of the 2022 Annual Meeting.

Who bears the costs of soliciting these proxies?	We will bear the costs of soliciting proxies. In addition to the mailing of these proxy materials, our directors, officers, and employees may solicit proxies by telephone, e-mail, and in person, without additional compensation. Upon request, we will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials to stockholders.

How can I receive future proxy statements and annual reports over the internet instead of receiving printed copies in the mail?

This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2021 are available on our website at https://investor.minktherapeutics.com/financial-information/sec-filings. Most stockholders can elect to view future proxy statements and annual reports over the internet instead of receiving printed copies in the mail.

If your shares are registered directly in your name, you can choose this option when you vote over the internet and save us the cost of producing and mailing these documents. You can also choose to view future proxy statements and annual reports over the internet. Your election to receive proxy materials by e-mail will remain in effect until you revoke the election and request a full set of printed proxy materials. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site.

If your shares are held in “street name,” you should check the information provided by your broker, bank, or other nominee for instructions on how to elect to view future proxy statements and annual reports over the internet. No material on our website is part of this proxy statement.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors has nominated the individuals listed below for election as Class I directors. Each nominee currently serves as a Class I director.

Our Board of Directors (the “Board”) is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The Board currently consists of seven members. Three members are Class I directors, with terms expiring at the 2022 Annual Meeting of Stockholders. Two members are Class II directors, with terms expiring at the 2023 Annual Meeting of Stockholders. Two members are Class III directors, with terms expiring at the 2024 Annual Meeting of Stockholders. The Board has nominated Peter Behner, Jennifer Buell and Ulf Wiinberg, each of whom is a current Class I director, for re-election to a term expiring at the 2025 Annual Meeting of Stockholders.

For more information on nomination of directors, see “Nominating and Corporate Governance Committee” below in the section entitled “Our Corporate Governance—Committees of the Board.”

Your vote is requested in favor of Peter Behner, Jennifer Buell and Ulf Wiinberg, the nominees listed below, as Class I directors. The nominees have indicated their willingness to serve, if elected, but if they should be unable or unwilling to serve, proxies may be voted for substitute nominees designated by the Board.

There are no family relationships between or among any of our executive officers, directors, or nominee for director.

Below are the names and certain information about each member of the Board, including the nominees for election as Class I directors:

NOMINEES FOR CLASS I DIRECTORS – TERMS TO EXPIRE IN 2022

Peter Behner

Age: 58

Director since 2021

(a) Audit Committee

(b) Nominating and Corporate Governance Committee

Mr. Behner has been in equity partnership positions for the past 18 years at a number of global strategy and management consulting firms. Since July 2020, Mr. Behner has served as Global Health Sciences & Wellness Strategy and Transactions Leader at Ernst & Young. Mr. Behner joined Ernst & Young in September 2018 as the Global Transaction Services Leader for the Pharmaceutical and Lifesciences Industries. From 2013 to June 2018 Mr. Behner was European Head of Health Industries and Consulting Leader for the Pharma & Lifesciences Industries for the EMEA region for Strategy&, a PricewaterhouseCoopers (“PwC”) company. From 2005 until its 2013 acquisition by PwC, Mr. Behner was an equity partner at Booz & Company (“BC”), together with Booz Allen Hamilton (“BAH”) prior to BC’s spin-out from BAH. From 2003 to 2005 Mr. Behner was a partner at A.T. Kearney in its German Division, and from 2004 to 2005 he was Head of A.T. Kearney’s European Pharmaceutical and Life Science Industry group. Additionally, since April 2015, Mr. Behner has served as a Principal of Rottendorf GmbH, a pharmaceutical contract development and manufacturing company. He holds a combined BE & ME degree in Mechanical Engineering for RWTH Aachen University in Germany. We believe Mr. Behner is qualified to serve as a member of our board of directors due to his extensive experience as a consultant in the life science and pharmaceuticals industry.

Jennifer Buell, Ph.D.

Age: 47

Director since 2021

Dr. Buell has served as our President and Chief Executive Officer since February 2021. She brings more than 25 years of biopharmaceutical experience, leading teams to advance discovery candidates through to clinical development and commercialization. Dr. Buell was previously Chief Operating Officer at Agenus from 2018 to December 2021 and became the President at Agenus in December 2019 until December 2021. Dr. Buell continues to provide certain consulting services to Agenus. Since July 2020, Dr. Buell has served as a director of Protagenic Therapeutics, Inc. Dr. Buell has more than 25 years of biopharmaceutical R&D experience. From November 2013 to July 2016, Dr. Buell was Vice President, Research and Development Operations and Program Management at Agenus, expanding her role to include external affairs from July 2016 to November 2017, and from November 2017 to November 2018, she served as the Chief Communications and External Affairs Officer of Agenus. Prior to Agenus, Dr. Buell held leadership positions in R&D operations at Bristol-Myers Squibb and Harvard Clinical Research Institute (Baim), where she was involved in the development strategy and operations for a portfolio of industry and government-sponsored clinical programs. She obtained her Ph.D. in Cellular, Biochemical, and Molecular Biochemistry with an M.S. in Biostatistics from Tufts. We believe Dr. Buell is qualified to serve as a member of our board of directors due to her extensive experience in the life sciences industry, including as an executive, and her familiarity with MiNK from her role as an executive officer.

Ulf Wiinberg

Age: 63

Director since 2017

(a) Compensation Committee (Chair)

Mr. Wiinberg has almost 20 years of senior leadership experience, most recently serving as Chief Executive Officer of X+Vax Technology A.S., a biotech company committed to developing vaccines against pathogens acquired by mucosal infection such as herpes. Mr. Wiinberg previously served as Chief Executive Officer of H. Lundbeck A/S (“Lundbeck”) from June 2008 to December 2014. Lundbeck is a global pharmaceutical company developing and marketing treatments for psychiatric and neurological disorders. He previously served on the boards of several health care industry associations and held multiple executive roles at Wyeth, one of the world’s largest research- driven pharmaceutical companies, when was acquired by Pfizer in 2009. He served as President of Wyeth Europe, Africa and Middle East; President of Consumer Healthcare; Managing Director of Wyeth UK, and in various commercial positions. Mr. Wiinberg currently serves on the boards of UCB SA, a global biopharmaceutical company based in Belgium, Hansa Medical AB (Chairman), a Swedish biopharmaceutical company, Alfa Laval AB, a Swedish industrial company, and Agenus. Mr. Wiinberg brings to our Board years of experience in the biotechnology, pharmaceutical and healthcare industries internationally as well as extensive corporate governance experience.

CLASS II DIRECTORS – TERMS TO EXPIRE IN 2023

Garo H. Armen, Ph.D.

Age: 69

Founder and Chairman of MiNK Therapeutics, Inc.

Director since 2017

Dr. Armen has served as the Chairman of our Board since July 2017. Dr. Armen also serves as Chairman and Chief Executive Officer of Agenus, which he co-founded in 1994. Dr. Armen previously served as President of Agenus from the company’s founding until December 2019. From mid-2002 through 2004, he was Chairman of the Board of Directors for the biopharmaceutical company Elan Corporation, plc which he helped restructure. Dr. Armen currently serves as non-executive Chairman of the Board of Directors of Protagenic Therapeutics,

Inc., a publicly held biotechnology company. Dr. Armen is also the founder and Chairman of the Children of Armenia Fund, a philanthropic organization established in 2000 that is dedicated to the positive development of the children and youth of rural Armenia. He holds a Ph.D. degree in physical organic chemistry from the City University of New York. We believe Dr. Armen is qualified to serve as a member of our board of directors due to his extensive experience in the life sciences industry, including serving as an executive.

Barbara Ryan

Age: 62

Chief Executive Officer of

Barbara Ryan Advisors

Director since 2021

(a) Audit Committee (Chair)

(b) Compensation Committee

Ms. Ryan is the CEO of Barbara Ryan Advisors, and a Senior Advisor at EY. Previously, Ms. Ryan was a Wall Street research analyst; a Managing Director and Head of Pharmaceutical Research at Deutsche Bank; and began her career covering the pharmaceutical industry at Bear Stearns in 1982. She has been the lead analyst on high-profile IPO’s, including Express Scripts, PSSI, Henry Schein, and Flamel Technologies, and, as a consultant, has provided strategic counsel and tactical support deals, including Shire/Abbvie, Shire/Baxalta, and Allergan/Valeant. Ms. Ryan has raised over $1.5 B for emerging biopharma companies in IPOs, follow-ons, PIPEs and convertible debt transactions. She has led the IR/PR programs, or served as senior strategic investor relations counsel, to firms including Shire, Cardinal Health, Zoetis, Agenus, Radius Health, Eloxx, Rafael Holdings, Centrexion, Esperion, ContraFect, Relypsa, Syndax, Allergan, and Perrigo. In 2012, Ms. Ryan formed Barbara Ryan Advisors, a life sciences capital markets strategic advisory firm, and joined FTI Consulting as Managing Director. Ms. Ryan is the Founder of Fabulous Pharma Females, a non-profit dedicated to advancing and mentoring women in biopharma. Ms. Ryan is currently a member of the Gilda’s Club NYC Board of Directors, serves on several Advisory Boards, and writes a monthly Finance Column for Pharma Executive Magazine. Ms. Ryan serves of the boards of of INVO BioScience, Inc. and Indivior Inc. We believe Ms. Ryan is qualified to serve as a member of the board of directors due to her extensive experience as an executive and consultant in the life science industry and research analyst covering the pharmaceutical industry.

CLASS III DIRECTORS—TERMS TO EXPIRE IN 2024

John Baldoni, Ph.D.

Age: 70

Director since 2021

(a) Nominating and Corporate Governance Committee (Chair)

Dr. Baldoni has over 40 years of experience in the pharmaceutical industry. He spent 29 years at GSK R&D including 11 years on its Executive Leadership Team, leading its Platform Technology and Science organization which comprised about 40% of R&D headcount. In this role, his organization supported development of small molecules, biopharmaceuticals and cell and gene therapy modalities. Most recently Dr. Baldoni was the Chief Technology Officer of Integral, a biotech formed to integrate healthcare data, computation, and science to redefine the drug discovery and development process. Dr. Baldoni has participated in the research and development of scores of commercial products.

Currently, Dr. Baldoni is an independent consultant, President of Scinovo Consulting LLC and is an advisor to several emerging technology companies. He is a proponent of seeking, integrating and implementing innovative approaches to drug discovery and development. He conceptualized and is currently Senior Science Advisor to the Accelerating Therapeutics for Opportunities in Medicine (ATOM) consortium – an open membership, public/

private partnership currently comprised of Pharma, Tech, Lawrence Livermore National Laboratory, Frederick National Laboratory for Cancer Research, and the University of California, San Francisco. Dr. Baldoni was Chair of the Executive Committee of the Alliance for Artificial Intelligence in Healthcare, an organization formed to foster improved healthcare by responsible investment, invention, and innovation in artificial intelligence. Dr. Baldoni received his Ph.D. from Penn State University in Biological Chemistry. We believe Dr. Baldoni is qualified to serve as a member of our board of directors due to his extensive experience as a senior leader in the pharmaceutical industry.

Brian Corvese

Age: 64

President and Founder of Vencor Capital

Director since 2017

(a) Audit Committee

(b) Compensation Committee Chair

(c) Nominating and Corporate Governance Committee

Since 1999, Mr. Corvese has been the President and Founder of Vencor Capital (“Vencor”), a private equity firm with telecommunications and technology investments in the Middle East and Mediterranean regions. Prior to working at Vencor, Mr. Corvese worked on investments in the U.S. and global equity markets as a Managing Director and partner at Soros Fund Management, the largest hedge fund in the world at the time. From 1988 to 1996, Mr. Corvese was a partner at Chancellor Capital Management (“Chancellor”), a $25 billion money management firm. While at Chancellor, Mr. Corvese was a Portfolio Manager with responsibility for investments made in basic industries, restructurings, and special situations, corporate governance investments, as well as founded and managed his own hedge fund. From 1981 to 1988, Mr. Corvese was with Drexel Burnham Lambert (“Drexel”) as an equity analyst following the chemical and specialty chemical industries and participated in a significant number of merger and acquisition activities. While at Drexel, Mr. Corvese was a member of the top chemical and specialty chemical research team, as ranked by Institutional Investor. Mr. Corvese currently serves on the Board of Directors of Agenus, the National Telecommunications Corporation, based in Cairo, Egypt, Protagenic Therapeutics based in Ontario, Canada. Mr. Corvese earned degrees in finance and political science from The University of Rhode Island and attended New York University Graduate School. With over 30 years of experience in the financial industry, Mr. Corvese brings substantial financial expertise to our Board.

Vote Required

The three nominees for director receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. If your shares are held by your broker, bank, or nominee in “street name” and if you do not vote your shares or instruct your broker, bank, or nominee how to vote with respect to this item, your unvoted shares will be counted as “broker non-votes.” “Broker non-votes” are not counted for purposes of electing directors. You may vote FOR each of the nominees, WITHHOLD your vote from each of the nominees or WITHHOLD your vote from any one of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors and will have no effect on the results of the vote.

The Board of Directors recommends a vote FOR each of the nominees for Director.

OUR CORPORATE GOVERNANCE

Our Commitment to Good Corporate Governance

We believe that good corporate governance and an environment of high ethical standards are important for MiNK to achieve business success and to create value for our stockholders. The Board is committed to high governance standards and to continually working to improve them. We regularly review our corporate governance practices in light of ongoing changes in applicable law and evolving best practices.

Role of Our Board

The Board monitors our overall corporate performance, the integrity of our financial controls, risk management and legal compliance procedures. It appoints senior management and oversees succession planning and senior management’s performance and compensation. The Board also oversees our short- and long-term strategic and business planning, and reviews with management its business plan, financing plans, budget, and other key financial and business objectives.

Members of the Board keep informed about our business through discussions with our Chief Executive Officer and other members of our senior management team, by reviewing materials provided to them by management on a regular basis and in preparation for Board and committee meetings, and by participating in meetings of the Board and its committees. Senior management regularly reviews key portions of our business and its progress with the Board. These practices afford the Board members the opportunity to actively participate in risk management assessment and raise questions and engage in discussions with management regarding areas of potential risk and opportunities to mitigate such risk. The Audit Committee of the Board reviews the risk management practices of the Company and both the Nominating and Corporate Governance Committee and the Audit Committee receive periodic updates from senior management outlining areas of compliance focus and proposed recommendations. Additionally, the Compensation Committee reviews the Company’s executive compensation program and the incentives created by the executive compensation program, to assess whether our compensation arrangements encourage excessive or properly calibrate risk-taking by our executives.

We introduce our executives and other employees to the Board so that the Board can become familiar with our key talent. Dr. Garo H. Armen, our Chairman, introduces each new Board member to our Corporate Governance policies and their responsibilities to the Company as a director. Each Board member receives a Board of Directors handbook that provides the director with a summary of these practices and policies.

Board Meetings and Attendance

In 2021, the Board met five times and acted by written consent six times. During 2021, each of our directors attended at least 75% of (i) the meetings of the Board and (ii) all meetings of committees of the Board on which the director served, during the period in which they were directors. We expect all of our Board members to attend the 2022 Annual Meeting.

Governance Guidelines

The Board is guided by our Guidelines on Significant Corporate Governance Issues (our “Governance Guidelines”). We believe our Governance Guidelines demonstrate our continuing commitment to good corporate governance. The Board reviews our Governance Guidelines from time to time, as needed, and at least once annually. Our Governance Guidelines are posted on the corporate governance section of our website at https://investor.minktherapeutics.com/corporate-governance/documents-and-charters. No material on our website is part of this proxy statement.

Performance of Our Board

We consider it important to continually evaluate and improve the effectiveness of the Board, its committees and its individual members. We do this in various ways. Beginning in 2022 and annually thereafter, the

Chairman will survey the Board members to assess the effectiveness of the Board and its committees. Using these surveys, the Chairman will assess the Board’s performance and the performance of individual members, and report his conclusions to the full Board. The assessment will also evaluate the Board’s effectiveness in reviewing executive management, conducting appropriate oversight and adding value to MiNK. Each of the Board’s standing committees will also conduct annual self-evaluations.

At each Board meeting, each Board member has the opportunity to assess the effectiveness of the materials presented and the conduct of the meeting, and to offer suggestions for improvement at future meetings.

Code of Business Conduct and Ethics

The Board originally adopted our Code of Business Conduct and Ethics (the “Code of Ethics”) in 2021. The Code of Ethics applies to all members of the Board and all employees of MiNK, including our Chief Executive Officer, and Principal Financial and Accounting Officer. Among other matters, our Code of Ethics prohibits the members of the Board and all employees of MiNK from buying or selling our securities while in possession of material, non-public information about the Company. Our Code of Ethics is posted on the corporate governance section of our website at https://investor.minktherapeutics.com/corporate-governance/documents-and-charters. No material on our website is part of this proxy statement. We intend to post on our website all disclosures that are required by law or Nasdaq listing rules concerning any amendments to, or waivers from, our Code of Ethics. Stockholders may request a free printed copy of our Code of Ethics by writing to Investor Relations, MiNK Therapeutics Inc., 149 Fifth Avenue, Suite 500, New York, NY 10010.

Independence of Directors

Our Governance Guidelines and Nasdaq listing rules provide that a majority of the Board should be composed of independent directors. The Nominating and Corporate Governance Committee annually reviews the independence of the directors and reports to the Board which directors it recommends that the Board determine are independent. The Board then makes the final determination. The Board takes into account Nasdaq listing rules, applicable laws and regulations, and other factors in making its determinations including potential conflicts of interest, transactions, and other relationships that would reasonably be expected to compromise a director’s independence. The Board has determined that Dr. Baldoni, Mr. Behner, Mr. Corvese, Ms. Ryan and Mr. Wiinberg are currently independent directors. In making independence determinations with regard to other directors, the Board considered transactions between us and a director or a director’s affiliates and any positions a director holds with entities with commercial relationships with us.

Executive Sessions of Independent Directors

Our independent directors typically meet in executive session without management present after regularly scheduled Board meetings.

Leadership Structure of the Board

We believe a board should be small enough to permit thorough discussion of issues, but large enough to provide a mix of perspectives, maintain needed expertise and independence and satisfy the duties and responsibilities of the board.

Dr. Armen, a founder of the Company, serves as the Chairman of the Board. We believe that Dr. Armen is best situated to serve as Chairman because he is capable of effectively identifying strategic priorities and leading the discussion and execution of our Company’s strategy. Our independent directors and management have different perspectives and roles in strategy development.

The Company’s independent directors bring experience, oversight, and expertise from outside the Company and from inside and outside the Company’s industry, while Dr. Armen, as Chairman, and Dr. Buell, our Chief

Executive Officer bring Company-specific experience and expertise. To assure effective independent oversight, the Company has adopted a number of governance practices, including:

•	executive sessions of the independent directors held periodically; and

•	an annual performance evaluation of the Chairman and Chief Executive Officer by the independent directors.

Committees of the Board

The Board currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board also appoints from time to time ad hoc committees to address specific matters.

Audit Committee

Members:

Barbara Ryan, Chair

Peter Behner

Brian Corvese

Meetings in 2021: 1

Action by written consent in 2021: 0

The Audit Committee consists entirely of independent directors within the meaning of the Nasdaq listing rules and the requirements contemplated by Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”). Following our initial public offering (“IPO”) in 2021, Mr. Behner, Mr. Corvese and Ms. Ryan (Chair) were members of the Audit Committee. The Board determined that Ms. Ryan qualifies as an audit committee financial expert. The Audit Committee’s primary function is to assist the Board in monitoring the integrity of our consolidated financial statements and our system of internal control. The Audit Committee has direct responsibility for the appointment, independence, and monitoring of the performance of our independent registered public accounting firm. The committee is responsible for pre-approving any engagements of our independent registered public accounting firm. The committee also reviews our risk management practices, strategic tax planning, preparation of quarterly and annual financial reports, and compliance processes.

The Audit Committee members meet regularly with our independent registered public accounting firm, without management present and with members of management in separate private sessions, to discuss any matters that the committee or these individuals believe should be discussed privately with the committee, including any significant issues or disagreements concerning our accounting practices or consolidated financial statements. The committee also reviews the Code of Ethics annually. The committee conducts a meeting each quarter to review our consolidated financial statements prior to the public release of earnings. The committee has the authority to engage special legal, accounting or other consultants to advise the committee. The committee also has the authority to delegate to subcommittees any responsibilities of the full committee. The Audit Committee charter is posted on the corporate governance section of our website at https://investor.minktherapeutics.com/corporate-governance/documents-and-charters. No material on our website is part of this proxy statement. Please also see the Report of the Audit Committee on page 33.

Compensation Committee

Members:

Brian Corvese, Chair

Barbara Ryan

Ulf Wiinberg

Meetings in 2021: 0

Action by written consent in 2021: 0

The Compensation Committee consists entirely of independent directors within the meaning of applicable Nasdaq listing rules and “non-employee directors” for purposes of Rule 16b-3 under the 1934 Act. Following our IPO in 2021, Mr. Corvese (Chair), Ms. Ryan and Mr. Wiinberg were members of the Compensation Committee. The committee’s primary purpose is to approve, administer and interpret our executive, key employee and director compensation and benefit policies. The committee reviews, determines and approves the compensation of the Chief Executive Officer, all other executive officers and certain other key employees. It also reviews and recommends compensation for members of the Board. Additionally, the committee makes recommendations to the Board regarding the adoption of new incentive compensation and equity-based plans and administers existing incentive compensation and equity-based plans.

The Compensation Committee considers data from other companies for compensation comparison purposes and may retain an outside compensation consultant to evaluate our executive and board compensation programs and to provide market reference information relating to executive and board compensation. The committee has the authority to retain legal, accounting, or other consultants to advise the committee. The committee also has the authority to delegate to subcommittees any responsibilities of the full committee. The Compensation Committee charter is posted on the corporate governance section of our website at https://investor.minktherapeutics.com/corporate-governance/documents-and-charters. No material on our website is part of this proxy statement.

Nominating and Corporate Governance Committee

Members:

John Baldoni, Ph.D. Chair

Peter Behner

Brian Corvese

Meetings in 2021: 0

Action by written consent in 2021: 0

The Nominating and Corporate Governance Committee consists entirely of independent directors within the meaning of applicable Nasdaq listing rules. During 2021, the Nominating and Corporate Governance Committee consisted of Dr. Baldoni (Chair), Mr. Behner, and Mr. Corvese. The Nominating and Corporate Governance Committee is responsible for recommending to the Board policies relating to the conduct of Board affairs, the process for annual evaluation of the Board and the Chief Executive Officer, issues of corporate public responsibility, and overseeing the Company’s management succession planning process. It periodically evaluates the composition of the Board, the contributions of individual directors, and the Board’s effectiveness as a whole. The committee reviews the Company’s ethics and compliance activities under the Code of Ethics.

The Nominating and Corporate Governance Committee recommends to our full Board individuals to serve as directors. The committee recommends to the Board guidelines and criteria for Board membership and reviews with the Board, on a periodic basis, the appropriate skills and characteristics required of Board members in the context of the then current needs of MiNK. The committee is responsible for reviewing with the Board the appropriate personal characteristics and professional competencies preferred of Board members, who are expected to work together as a team to properly oversee our strategies and operations. In general, all directors are expected to possess certain personal characteristics necessary to create a highly functional and collegial Board, which include personal and professional integrity, practical wisdom and mature judgment, an inquisitive and objective perspective, and time availability for performing the duties of a director.

The Board, as a group, is expected to encompass a range of talents, ages, skills, diversity, and expertise sufficient to provide sound and prudent guidance with respect to the operations and interests of our business. Examples of desired professional competencies include accounting and financial literacy, industry knowledge, medical or scientific knowledge, and management experience. When evaluating potential new Board appointments, the Nominating and Corporate Governance Committee considers these factors, but does not have any fixed criteria for candidates it recommends because the Board believes that a flexible evaluation process allows the committee to make sound judgments based on the needs of the organization and specific attributes of each candidate without a need for a formal policy. Candidates should also be enthusiastic about service on our Board and working collaboratively with existing Board members to create value for all of our stockholders.

The Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of director candidates recommended by stockholders because it does not believe such a policy is necessary given that it intends to evaluate each candidate for whom appropriate biographical information and background material is provided in a timely manner. When considering director candidates, the Nominating and Corporate Governance Committee, in consultation with the Chief Executive Officer and full Board, considers the current strengths on the existing Board, the current needs of the organization, and anticipated future activities and requirements of both the Board and the organization as a whole. Historically, director candidates have been generally identified primarily through referrals and the expansive and diverse network pool of the Board and senior executives. If the committee were to receive a recommendation for a director candidate from a stockholder, the committee expects that it would evaluate such a candidate using the criteria described above. To submit a recommendation for a nomination, a stockholder may write to MiNK Therapeutics Inc., 149 Fifth Avenue, Suite 500, New York, NY 10010, Attention: Secretary.

In addition, our bylaws permit stockholders to nominate individuals, without any action or recommendation by the committee or the Board, for election as directors at an annual meeting of stockholders. For a description of this bylaw provision, see Additional Information on page 34 of this proxy statement. The charter of the Nominating and Corporate Governance Committee is posted on the corporate governance section of our website at https://investor.minktherapeutics.com/corporate-governance/documents-and-charters. No material on our website is part of this proxy statement.

Communications with the Board

You may contact the Board or any committee of the Board by writing to Board of Directors (or specified committee), MiNK Therapeutics Inc., 149 Fifth Avenue, Suite 500, New York, NY 10010., Attn: Secretary. You should indicate on your correspondence that you are a MiNK stockholder. Communications will be distributed to the appropriate committee chairman, or other members of the Board or executive management, as appropriate, depending on the facts and circumstances stated in the communication received. Executive management will generally determine the proper response to inquiries of a commercial nature, which generally will not be forwarded to the Board. Inquiries regarding accounting, internal controls over financial reporting, or auditing matters will be forwarded to the Chair of the Audit Committee, and inquiries involving matters governed by the Code of Ethics will be forwarded to the Chair of the Nominating and Corporate Governance Committee.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for the year ended December 31, 2021 were Mr. Corvese (Chair), Ms. Ryan, and Mr. Wiinberg. No member of the Compensation Committee was at any time during 2021,

or formerly, an officer or employee of MiNK. No executive officer of MiNK has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity while an executive officer of that other entity served as a director of MiNK or member of the Compensation Committee.

Our Executive Officers

Jennifer S. Buell, Ph.D., 47, has served as our President and Chief Executive Officer since February 2021. She brings more than 25 years of biopharmaceutical experience, leading teams to advance discovery candidates through to clinical development to commercialization. Additional biographical information about Dr. Buell is set forth on page 8 above.

Marc van Dijk, Ph.D., 59, has served as our Chief Scientific Officer since March 2022. Previously, Dr. van Dijk served as our Chief Technology Officer from March 2020 to March 2022. Between 2014 and March 2022, Dr. van Dijk served as executive director and vice president of platform technology and as Chief Technology Officer at Agenus. Previously, he served as Chief Technology Officer of 4-Antibody, from 2008 until 2014, when it became a subsidiary of Agenus. Prior to this, Dr. van Dijk was Vice President, Antibody Technology at Genmab from 1999 to 2005, and Director of Applied Research at Innogenetics (now Fujirebio) from 2005 to 2007. Dr. van Dijk holds a Ph.D. in molecular biology from Utrecht University.

Christine M. Klaskin, 56, has served as our Treasurer since July 2017. Since October 2006, Ms. Klaskin has also served as Vice President, Finance of Agenus. Since joining Agenus in 1996 as finance manager, Ms. Klaskin has held various positions within Agenus’s finance department. From 2012 until 2017, Ms. Klaskin was a member of the board of directors of American DG Energy Inc. until its sale to Tecogen Inc. Prior to joining Agenus, Ms. Klaskin was employed by Arthur Andersen as an audit manager. Ms. Klaskin received her Bachelor of Accountancy from The George Washington University.

Under our bylaws, all of our executive officers are elected to their offices on an annual basis until the first meeting of our Board of Directors following our annual stockholder meeting. No family relationships exist among any of our directors or executive officers.

EXECUTIVE COMPENSATION

Introduction

The following tables and discussion describe the material elements of the compensation awarded to, earned by, or paid to our named executive officers by us under our compensation and benefit plans and programs or, if applicable, by Agenus in respect of their service to us, in each case, for the fiscal year ended December 31, 2021. For 2021, our named executive officers include our current executive officers Jennifer S. Buell, Ph.D., our President and Chief Executive Officer, who also served as the President and Chief Operating Officer of Agenus in 2021, Marc van Dijk, Ph.D., our Chief Scientific Officer, who also served as the Chief Technology Officer of Agenus in 2021, and Christine M. Klaskin, our Treasurer, who also serves as Vice President, Finance, of Agenus, as well as Patrick N. Jordan, who currently serves as our Vice President of Business Operations. These individuals are referred to collectively in this proxy statement as our “named executive officers.” Amounts in the tables below do not include any amounts awarded to, earned by, or paid to our named executive officers by Agenus in respect of their employment with or services provided to Agenus.

With respect to our named executive officers who were also officers of Agenus during 2021, and other than with respect to grants of Company equity awards, Agenus and the compensation committee of Agenus were responsible for determining the compensation of such named executive officers in fiscal year 2021. Otherwise, and with respect to all grants of Company equity awards to any of our named executive officers, the Board was responsible for determining the compensation of such executive officers during fiscal year 2021 prior to our initial public offering. Following our initial public offering, our Compensation Committee was generally responsible for making such determinations. Our President and Chief Executive Officer also made recommendations with respect to the compensation of her direct reports for fiscal year 2021.

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by, or paid to our named executive officers in respect of their service to us for the fiscal years ended December 31, 2021 and, if applicable, December 31, 2020:

Name and Principal Position	Year	Salary ($)(5)	Bonus ($)(6)	Stock Awards ($)(7)	Option Awards ($)(8)	All Other Compensation ($)(9)	Total ($)
Jennifer S. Buell, Ph.D.(1) President and Chief Executive Officer	2021	232,539	—	2,107,500	1,070,735	—	3,890,774
	2020	—	—	—	917	—	917
Marc van Dijk, Ph.D. (2) Chief Scientific Officer	2021	—	—	—	107,074	—	107,074
Christine M. Klaskin (3) Treasurer	2021	20,019	—	—	—	—	20,019
Patrick N. Jordan (4) Vice President of Business Operations	2021	360,000	94,500	—	53,537	7,119	515,156
	2020	150,000	—	200	—	4,500	154,700

(1)

Dr. Buell also served as President and Chief Operating Officer of Agenus during 2021, resigning from that position effective December 31, 2021. She continues to serve as an advisor on Agenus’ Executive Council.

(2)

Dr. van Dijk served as our Chief Technology Officer during 2021 and was appointed as our Chief Scientific Officer effective March 2, 2022. He also served as the Chief Technology Officer of Agenus during 2021. No amounts paid to Dr. van Dijk were allocated to the Company for 2021. No amounts are reported in this table for Dr. van Dijk for fiscal year 2020 because he was not a named executive officer for fiscal year 2020.

(3)	Ms. Klaskin is also Vice President, Finance of Agenus. No amounts are reported in this table for Ms. Klaskin for fiscal year 2020 because she was not a named executive officer for fiscal year 2020.
(4)	Mr. Jordan commenced employment with us in November 2020, and currently serves as our Vice President of Business Operations.

(5)

The amounts reported in this column for Dr. Buell and Ms. Klaskin reflect the portion of compensation from Agenus that was allocated to the services the respective named executive officer provided to the Company for the applicable fiscal year. For 2020, the amounts in this column for Mr. Jordan, a former employee of Agenus, include compensation from Agenus allocated to services he provided to the Company from August 2020 until he formally commenced employment with us on November 2020.

(6)

The amount reported reflects the amount of the annual incentive bonus that would have been paid in cash, absent the Board’s decision to issue payment in the form of MiNK stock. On February 2, 2022, Mr. Jordan was granted shares of stock in respect of his 2021 annual incentive bonus having a value on the date of grant equal to 150% of the amount of the annual incentive bonus listed in the table above, based on the closing price of MiNK stock of $3.60 on the date of grant, which resulted in his being granted 39,374 shares of fully vested MiNK stock. The grant date fair value of the incremental shares is not included in the stock awards column for 2021 because the shares were granted in 2022.

(7)

The amount reported in this column for 2021 reflects the aggregate grant date fair value of a restricted stock unit award granted to Dr. Buell in fiscal year 2021, computed in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. The value of the restricted stock units for this purpose was based on the Board’s determination of fair market value of a share of our common stock on the grant date. The amount reported in this column for 2020 reflects the aggregate grant date fair value of performance-based restricted shares of our common stock granted to Mr. Jordan in fiscal year 2020, computed in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. The value of the restricted stock for this purpose was calculated based on a Monte Carlo simulation as of the date of issuance.

(8)

The amounts reported in this column for 2021 reflect the aggregate grant date fair value of options to purchase our common stock granted to Drs. Buell and van Dijk and Mr. Jordan in fiscal year 2021, computed in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. The amount reported in this column for 2020 reflects the aggregate grant date fair value of options to purchase our common stock granted to Dr. Buell in fiscal year 2020, computed in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. The assumptions used to value our options for this purpose are set forth in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2021.

(9)	The amounts reported in this column reflect matching contributions made to Mr. Jordan under the Agenus 401(k) Plan.

Narrative Disclosure to Summary Compensation Table

Base Salary

The employment or letter agreement, as applicable, with each of Drs. Buell and van Dijk, and Mr. Jordan, described below, establishes an annual base salary for such named executive officer. For 2021, we did not pay any salary or annual bonus payments to any of our named executive officers other than Mr. Jordan. However, a portion of the base salary paid to Dr. Buell and Ms. Klaskin by Agenus was allocated to their services to us, as is reflected in the Summary Compensation Table, above. For 2021, Mr. Jordan’s base salary was $360,000. Effective January 1, 2022, Dr. Buell’s base salary is $425,000 and Dr. van Dijk’s base salary is £260,000.

Annual Bonuses

With respect to fiscal year 2021, Mr. Jordan was eligible to receive an annual bonus, with the target amount of such annual bonus set forth in his letter agreement with us, described below. In general, annual bonuses for a fiscal year are based on the attainment of certain corporate performance and strategic goals as determined by the Board or our Compensation Committee in consultation with management. In 2021, the Company achieved certain goals related to its IPO, initiating a Phase 1 clinical trial of AGENT-797 for the treatment of multiple myeloma and the presentation of data from a Phase 1 clinical trial in COVID-19 respiratory failure and multiple myeloma. For 2021, the Board approved an annual bonus payout for Mr. Jordan at 75% of target. The Board also determined to pay Mr. Jordan’s annual bonus in the form of fully vested stock, in lieu of cash, with the number of shares of stock having a value of 150% of Mr. Jordan’s annual bonus that would have otherwise been paid in cash, determined based on the fair market value of our stock on February 2, 2022 ($3.60 per share, which was the closing price of our stock on February 2, 2022), the payment date for 2021 annual incentive bonuses. Due to the Board’s decision to pay annual bonuses in Company stock, Mr. Jordan received Company stock with an aggregate value on the issue date equal to 112.5% of his target annual bonus. None of Drs. Buell or van Dijk or Ms. Klaskin was eligible to receive a bonus in respect of his or her service to the Company for fiscal year 2021. Beginning in fiscal year 2022, each of Drs. Buell and van Dijk is eligible to receive an annual bonus, with the target amount of such annual bonus set forth in his or her employment agreement, described below.

Agreements with Our Named Executive Officers

Each of Drs. Buell and van Dijk and Mr. Jordan is party to an employment or letter agreement with us or one of our subsidiaries that sets forth the terms and conditions of his or her employment. The agreements with Drs. Buell and van Dijk were entered into and effective in 2022, and did not govern their compensation for services to us in 2021. The material terms of the agreements are described below. The terms “cause,” “good reason,” and “change in control” referred to below are defined in the respective named executive officer’s agreement.

Dr. Buell. We are party to an employment agreement with Dr. Buell that provides for her entitlement, beginning January 1, 2022, to an initial annual base salary of $425,000, subject to adjustment by the Board or our Compensation Committee, and an initial target annual bonus equal to 50% of her annual base salary, with the actual amount of such bonus to be determined by the Board or our Compensation Committee in accordance with the terms of the Company’s annual cash incentive program then in effect. In addition, Dr. Buell is bound by certain restrictive covenant obligations, including covenants relating to confidentiality and assignment of inventions, as well as covenants not to compete or solicit certain of our service providers, customers, and suppliers during her employment and for twelve (12) months after her termination of employment (excluding, with respect to the non-competition covenants, any termination of employment due to layoff or in the absence of reasonable grounds for termination as specified in the employment agreement), or, with respect to the non-solicitation covenants, for the greater of twelve (12) months after her termination of employment or the period during which Dr. Buell is receiving severance payments under the employment agreement.

Dr. van Dijk. We are party to an employment agreement with Dr. van Dijk that provides for his entitlement to an annual base salary of £260,000 and eligibility to earn an annual cash bonus, with a target of 35% of his annual base salary and a maximum payout of 200% of target, with the actual amount of such bonus based upon the achievement of applicable performance goals in the discretion of the Board. Dr. van Dijk’s employment agreement provides for an annual housing and travel budget of £18,000 and reimbursement for the cost of tax advice up to £2,500 per year. In addition, Dr. van Dijk is bound by restrictive covenants relating to confidentiality.

Mr. Jordan. We entered into a letter agreement with Mr. Jordan on November 12, 2020 that provides for a base salary of $360,000 per year and a target annual bonus equal to 35% of his base salary. Mr. Jordan also entered into a Restrictive Covenant and Intellectual Property Agreement under which he has agreed to certain restrictive covenant obligations, including covenants relating to confidentiality and assignment of inventions, as well as covenants not to compete or solicit certain of our service providers, customers, and suppliers during his employment and for one year after his termination of employment.

We do not have any employment or services agreement with Ms. Klaskin, who is also a named executive officer of Agenus. A portion of Ms. Klaskin’s compensation from Agenus was allocated to us during 2021, as described above.

Severance Upon Termination of Employment; Change in Control

Dr. Buell. Under her employment agreement, if Dr. Buell’s employment is terminated by the Company without cause or she resigns due to a material reduction in her base salary outside of a change in control,

Dr. Buell will be entitled to (i) continued base salary (existing at the time of her termination of employment) for twelve (12) months following the date of termination, (ii) a lump sum payment equal to the greater of her target cash incentive bonus or the annual cash incentive bonus paid to her for the year prior to the termination of employment, (iii) an amount equal to the full premium cost of her participation in the Company’s group medical and dental plans under COBRA for up to twelve (12) months, subject to her eligibility for, and timely election of, COBRA coverage, and (iv) a lump sum payment of $15,000 for outplacement services, plus an amount sufficient to cover any taxes payable in connection with such outplacement assistance benefit.

If Dr. Buell resigns not due to a material reduction in her base salary, she must provide 180 days’ notice to the Company. The Board may waive the notice period, or any portion thereof, and if the Board so elects, the Company will pay Dr. Buell her base salary for the notice period (or for any remaining portion of the period so waived).

Upon a change in control of the Company, 50% of any stock options or restricted stock awards held by Dr. Buell that are outstanding and unvested as of the date of the change in control will vest. If Dr. Buell’s employment is terminated without cause or Dr. Buell resigns for good reason or due to a material reduction in her base salary, in each case within eighteen (18) months following a change in control, Dr. Buell will be entitled to (i) a lump sum payment in an amount equal to (x) eighteen (18) months of her base salary (existing at the time of her termination of employment), plus (y) 150% of the greater of her target cash incentive bonus or the annual cash incentive bonus paid to her for the year prior to the termination of employment, (ii) an amount equal to the full premium cost of her participation in the Company’s group medical and dental plans under COBRA for up to eighteen (18) months, subject to her eligibility for, and timely election of, COBRA coverage, (iii) a lump sum payment of $15,000 for outplacement services, plus an amount sufficient to cover any taxes payable in connection with such outplacement assistance benefit, and (iv) full accelerated vesting of any stock options and restricted stock awards held by Dr. Buell on the date of termination, with stock options remaining exercisable for ninety (90) days following her termination of employment.

Dr. van Dijk. Under his employment agreement, to terminate the employment agreement where no circumstance of gross misconduct exists, both we and Dr. van Dijk are equally required to give advance written notice of a specified time period of between one and three months, depending on the length of Dr. van Dijk’s employment at the time of termination. We may waive the notice period, or any portion thereof, in which case we will pay Dr. van Dijk his base salary for the notice period (or for any remaining portion of the period so waived).

We have not provided any severance or change in control related benefits to any of our other named executive officers.

Equity Compensation

Drs. Buell and van Dijk and Mr. Jordan each hold options to purchase shares of our common stock, and Dr. Buell holds restricted stock units, in each case, granted under our 2018 Equity Incentive Plan (our “2018 Plan”) or under our 2021 Equity Incentive Plan (the “2021 Plan”), which the Board adopted in connection with our initial public offering. Each of Drs. Buell and van Dijk and Ms. Klaskin participated in the Agenus equity plans in 2021, but such participation was solely related to the services the named executive officer provided to that entity and awards under those plans are not disclosed or otherwise discussed in this proxy statement.

Each of Drs. Buell and van Dijk and Mr. Jordan received Company equity awards under the 2018 Plan during fiscal year 2021, as follows:

On February 11, 2021, Dr. Buell was granted an option to purchase 556,600 shares of our common stock, which vested as to 33% of the underlying shares on February 11, 2022 and vests as to the remaining underlying shares in eight equal quarterly installments thereafter, in each case, generally subject to Dr. Buell’s continued employment with us through the applicable vesting date.

On September 27, 2021, Dr. Buell was granted 695,750 restricted stock units, which vest as to 100% of the restricted stock units on September 27, 2023, generally subject to Dr. Buell’s continued employment through such date.

On February 11, 2021, Dr. van Dijk was granted an option to purchase 55,660 shares of our common stock, which vested as to 33% of the underlying shares on February 11, 2022 and vests as to the remaining underlying shares in eight equal quarterly installments thereafter, in each case, generally subject to Dr. van Dijk’s continued employment with us through the applicable vesting date.

On February 11, 2021, Mr. Jordan was granted an option to purchase 27,830 shares of our common stock, which vested as to 33% of the underlying shares on February 11, 2022 and vests as to the remaining underlying shares in eight equal quarterly installments thereafter, in each case, generally subject to Mr. Jordan’s continued employment with us through the applicable vesting date.

Each of Drs. Buell and van Dijk and Mr. Jordan also received Company equity awards under the 2021 Plan during fiscal year 2022, as follows:

On January 21, 2022, Dr. Buell was granted an option to purchase 1,359,600 shares of our common stock. Fifty percent of the options are subject to time-based vesting and vest as to 35% of the underlying time-based shares on January 21, 2025 and as to the remaining 65% of the underlying time-based shares on January 21, 2026, and 50% of the options are subject to performance-based vesting and vest depending on the Company’s achievement of specified milestones prior to December 31, 2025, in each case, generally subject to Dr. Buell’s continued employment with us or our affiliates through the applicable vesting date. Upon a change in control of the Company prior to December 31, 2025, the performance-based options will vest in full.

On January 21, 2022, Dr. van Dijk was granted an option to purchase 125,000 shares of our common stock. Fifty percent of the options are subject to time-based vesting and vest as to 35% of the underlying time-based shares on January 21, 2025 and as to the remaining 65% of the underlying time-based shares on January 21, 2026, and 50% of the options are subject to performance-based vesting and vest depending on the Company’s achievement of specified milestones prior to December 31, 2025, in each case, generally subject to Dr. van Dijk’s continued employment with us or our affiliates through the applicable vesting date. Upon a change in control of the Company prior to December 31, 2025, the performance-based options will vest in full.

On January 21, 2022, Mr. Jordan was granted an option to purchase 25,000 shares of our common stock. Fifty percent of the options are subject to time-based vesting and vest as to 35% of the underlying time-based shares on January 21, 2025 and as to the remaining 65% of the underlying time-based shares on January 21, 2026, and 50% of the options are subject to performance-based vesting and vest depending on the Company’s achievement of specified milestones prior to December 31, 2025, in each case, generally subject to Mr. Jordan’s continued employment with us or our affiliates through the applicable vesting date. Upon a change in control of the Company prior to December 31, 2025, the performance-based options will vest in full.

Employee and Retirement Benefits

During 2021, our U.S.-based named executive officers participated in broad-based health and welfare benefit plans offered by Agenus that are also available to all of our full-time employees in the United States, including health, life, disability, vision and dental insurance plans, and participated in these plans on the same basis as other eligible employees. In addition, during fiscal year 2021, our U.S.-based named executive officers participated in the Agenus 401(k) retirement plan (the “401(k) plan”). The 401(k) plan is intended to be a tax-qualified defined contribution retirement plan under which eligible employees may defer their eligible compensation, subject to the limits imposed by the Internal Revenue Code. Dr. van Dijk is eligible to participate in a defined contribution pension plan maintained for eligible employees in the U.K. (the “pension plan”), and for benefits under medical, health and life assurance schemes that we may maintain from time to time for our eligible employees in the U.K. Other than the 401(k) plan and the pension plan, our employees, including our named executive officers, do not participate in any qualified or non-qualified retirement or deferred compensation benefits, and we do not maintain any supplemental health and welfare plans for our named executive officers.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table shows outstanding Company equity awards held by the named executive officers as of December 31, 2021. Ms. Klaskin did not hold any Company equity awards as of December 31, 2021.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Jennifer S. Buell, Ph.D.	01/30/2020	202,927	144,948	(3)	—		<0.01	01/30/2030	—		—
	02/11/2021	—	556,600	(4)	—		3.03	02/11/2031	—		—
	09/27/2021	—	—		—		—	—	695,750	(5)	3,103,045
Marc van Dijk, Ph.D.	11/08/2018	62,618	20,873	(6)	—		0.01	11/08/2028	—		—
	11/19/2018	6,262	14,610	(7)	—		0.01	11/19/2028	—		—
	11/19/2018	—	—		20,872	(8)	0.01	12/31/2022	—		—
	01/30/2020	32,468	23,192	(9)	—		<0.01	01/30/2030	—		—
	02/11/2021	—	55,660	(10)	—		3.03	02/11/2031	—		—
Patrick N. Jordan	02/11/2021	—	27,830	(11)	—		3.03	02/11/2031	—		—

(1)	The option exercise prices of outstanding option awards were adjusted to reflect the 2.783-for-1 forward stock split of common stock effected on September 29, 2021.
(2)	Stock awards were valued based on the closing price of a share of our common stock as of December 31, 2021, which was $4.46.
(3)

Represents an option to purchase 347,875 shares of our common stock, which vested as to 33% of the underlying shares on January 30, 2021, and with respect to the remainder, vests in eight equal quarterly installments thereafter, in each case, generally subject to continued employment.

(4)

Represents an option to purchase 556,600 shares of our common stock, which vested as to 33% of the underlying shares on February 11, 2022, and with respect to the remainder, vests in eight equal quarterly installments thereafter, in each case, generally subject to continued employment.

(5)	Represents a restricted stock unit award that vests as to 100% of the restricted stock units on September 27, 2023, generally subject to continued employment.
(6)	Represents an option to purchase 83,490 shares of our common stock, which vested as to 25% of the underlying shares on each of March 1, 2019, March 1, 2020, March 1, 2021, and March 1, 2022.
(7)

Represents an option to purchase 20,872 shares of our common stock, which vested as to 30% of the underlying shares on November 19, 2021, and will vest as to the remaining 70% of the underlying shares on November 19, 2022, generally subject to continued employment.

(8)

Represents an option to purchase 20,872 shares of our common stock, which vests based on the achievement of certain Company milestones related to equity financing and clinical development prior to December 31, 2022. The award fully vests upon a change of control prior to December 31, 2022.

(9)

Represents an option to purchase 55,660 shares of our common stock, which vested as to 33% of the underlying shares on January 30, 2021, and with respect to the remainder, vests in eight equal quarterly installments thereafter, in each case, generally subject to continued employment.

(10)

Represents an option to purchase 55,660 shares of our common stock, which vested as to 33% of the underlying shares on February 11, 2022, and with respect to the remainder, vests in eight equal quarterly installments thereafter, in each case, generally subject to continued employment.

(11)

Represents an option to purchase 27,830 shares of our common stock, which vested as to 33% of the underlying shares on February 11, 2022, and with respect to the remainder, vests in eight equal quarterly installments thereafter, in each case, generally subject to continued employment.

DIRECTOR COMPENSATION

The following table sets forth the compensation awarded to, earned by or paid to our non-employee directors for services to us for the fiscal year ended December 31, 2021. Any compensation Dr. Buell received for 2021 in respect of her services provided to us as our President and Chief Executive Officer is described in the “Summary Compensation Table” above. Dr. Buell did not receive any additional compensation for her service as a member of the Board.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Brian Corvese	55,375	250,118	—	305,493
Ulf Wiinberg	51,500	37,517	—	89,017
Walter Flamenbaum, M.D. (4)	100,000	75,035	114,575	289,610
Garo Armen, Ph.D.	—	1,500,706	—	1,500,706
John Baldoni, Ph.D. (5)	46,181	75,035	—	121,216
Peter Behner (5)	40,375	75,035	—	115,410
Barbara Ryan (5)	30,250	75,035	—	105,285

(1)	The amounts shown reflect cash fees earned in fiscal year 2021.
(2)

The amounts shown reflect the grant date fair value of options to purchase our common stock computed in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. The assumptions used to value the options for this purpose are set forth in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2021. As of December 31, 2021, Mr. Corvese held options to purchase 375,705 shares of our common stock, Mr. Wiinberg held options to purchase 160,022 shares of our common stock, Dr. Flamenbaum held options to purchase 347,875 shares of our common stock, Dr. Armen held options to purchase 1,586,310 shares of our common stock, Dr. Baldoni held an option to purchase 41,745 shares of our common stock, Mr. Behner held an option to purchase 41,745 shares of our common stock, and Ms. Ryan held an option to purchase 41,745 shares of our common stock. Mr. Flamenbaum also holds an option to purchase 15,000 shares of Agenus common stock, which he was granted in connection with his employment as our Chief Executive Officer prior to his transition to Vice Chairman. In connection with his transition to Vice Chairman effective as of December 31, 2021, all of Dr. Flamenbaum’s outstanding stock options were vested in full effective March 31, 2021.

(3)

The amount shown reflects three months of continued base salary payments provided to Dr. Flamenbaum in 2021, pursuant to the terms of the letter agreement governing the terms and conditions of his employment as our Chief Executive Officer prior to his transition to Vice Chairman. The amount shown also includes amounts paid for unused accrued vacation time ($20,233).

(4)	Dr. Flamenbaum retired from the Board effective December 31, 2021.
(5)	Dr. Baldoni, Mr. Behner and Ms. Ryan joined the Board in February, April and September 2021, respectively.

In respect of their service on the Board in fiscal year 2021, each of Messrs. Corvese, Wiinberg, and Behner, Dr. Baldoni and Ms. Ryan and Dr. Flamenbaum were entitled to receive a $50,000 cash retainer, prorated for partial years of service, and stock options as determined by the Board. Dr. Flamenbaum received an additional $50,000 annual cash retainer in respect of his service as Vice Chairman. Following our initial public offering, each member of a committee was entitled to receive the following cash fee, prorated for partial years of service:

Additional annual cash retainer for Audit Committee Chair	$15,000
Additional annual cash retainer for Audit Committee member	$7,500
Additional annual cash retainer for Compensation Committee Chair	$10,000
Additional annual cash retainer for Compensation Committee member	$6,000
Additional annual cash retainer for Nominating and Corporate Governance Committee Chair	$7,500
Additional annual cash retainer for Nominating and Corporate Governance Committee member	$4,000

Each of our directors received Company equity awards under the 2018 Plan during fiscal year 2021, as follows:

In respect of his service as a member of the Board, Mr. Corvese received a grant of an option to purchase 139,150 shares of our common stock on February 11, 2021, which vested as to 100% of the underlying shares on February 11, 2022.

In respect of his service as a member of the Board, Mr. Wiinberg received a grant of an option to purchase 20,872 shares of our common stock on February 11, 2021, which vested as to 100% of the underlying shares on February 11, 2022.

In respect of his service as a member of the Board, Dr. Flamenbaum received a grant of an option to purchase 41,745 shares of our common stock on February 11, 2021, which vested as to 100% of the underlying shares on March 31, 2021

In respect of his service as a member of the Board, Dr. Armen received a grant of an option to purchase 834,900 shares of our common stock on February 11, 2021, which vested as to 33% of the underlying shares on February 11, 2022, and will vest as to the remaining underlying shares in eight equal quarterly installments thereafter, in each case, generally subject to Dr. Armen’s continued service through the applicable vesting date.

In connection with his appointment to the Board, Dr. Baldoni received a grant of an option to purchase 41,745 shares of our common stock on February 11, 2021, which vested as to 100% of the underlying shares on February 11, 2022.

In connection with his appointment to the Board, Mr. Behner received a grant of an option to purchase 41,745 shares of our common stock on February 11, 2021, which vested as to one-third (1/3) of the underlying shares on April 1, 2022, and vests as to one-third (1/3) of the underlying shares on each of April 1, 2023 and April 1, 2024.

In connection with her appointment to the Board, Ms. Ryan received a grant of an option to purchase 41,745 shares of our common stock on September 15, 2021, which vested as to one-third (1/3) of the underlying shares on April 3, 2022, and vests as to one-third (1/3) of the underlying shares on each of April 3, 2023 and April 3, 2024.

On March 9, 2022, each of Mr. Corvese and Ms. Ryan was granted an option to purchase 25,000 shares of our common stock, and each of Messrs. Wiinberg and Behner and Dr. Baldoni was granted an option to purchase 15,000 shares of our common stock, in each case, under the 2021 Plan. The options vest as to 100% of the underlying shares on March 9, 2023, generally subject to the director’s continued service through such date.

In connection with services she provides to Agenus as a consultant, Ms. Ryan received consulting fees in 2021 from Agenus, as well as equity awards from Agenus, as described under “Certain Relationships And Related Transactions” below.

OWNERSHIP OF OUR COMMON STOCK

Ownership By Management

On April 11, 2022, MiNK had 33,540,042 shares of common stock issued and outstanding. The table below shows certain information about the beneficial ownership of MiNK common stock, as of April 11, 2022, by:

•	each of our directors,

•	each of our named executive officers, and

•	all of our directors and executive officers as a group.

In accordance with SEC rules, we have included in the column “Number of Issued Shares” all shares of common stock over which the person has sole or shared voting or investment power as of April 11, 2022, and we have included in the column “Number of Shares Issuable” all shares of common stock that the person has the right to acquire within 60 days after April 11, 2022 through the exercise of any stock options, the vesting of restricted shares, or in the case of directors. All shares that a person has a right to acquire within 60 days of April 11, 2022 are deemed outstanding for the purpose of computing the percentage beneficially owned by the person, but are not deemed outstanding for the purpose of computing the percentage beneficially owned by any other person.

Unless otherwise indicated, each person has the sole power (or shares the power with a spouse) to invest and vote the shares of common stock listed opposite the person’s name. Where applicable, ownership is subject to community property laws. Our inclusion of shares in this table as beneficially owned is not an admission of beneficial ownership of those shares by the person listed in the table. Except as noted, the address of each stockholder is c/o MiNK Therapeutics Inc., 149 Fifth Avenue, Suite 500, New York, NY 10010.

Name of beneficial owner	Number of Issued Shares	Number of Shares Issuable	Total	Percent of Class
Garo H. Armen, Ph.D.	1,866,400	878,036	2,744,436	7.97%
Jennifer S. Buell, Ph.D.	208,725	492,822	701,547	2.06%
Brian Corvese	278,300	323,523	601,823	1.78%
Ulf Wiinberg	278,300	132,192	410,492	1.22%
John Baldoni	—	13,915	13,915	*
Peter Behner	—	13,915	13,915	*
Barbara Ryan	—	—	—	*
Christine Klaskin	55,660	—	55,660	*
Patrick Jordan	6,958	11,595	18,553	*
Marc van Dijk	—	154,688	154,688	*
All current directors and executive officers as a group (9 persons)	2,687,385	2,009,091	4,696,476	13.21

*	Less than one percent

Ownership By Certain Beneficial Owners

This table shows certain information, based on filings with the SEC, about the beneficial ownership of our capital stock as of April 11, 2022 by each person known to us owning beneficially more than 5% of any class of our capital stock. Unless otherwise indicated in a footnote to this table, each person has the sole power to invest and vote the shares of common stock listed opposite the person’s name.

Name and Address of beneficial Owner	Title of Class	Number of Shares		Percent of Class
Agenus Inc.	Common	26,332,958	(1)	78.51%

(1)

Based on a Schedule 13D filed by Agenus Inc. with the SEC on October 28, 2021. Agenus Inc. exercises sole voting and sole dispositive power over 26,332,958 shares. The principal business address of the beneficial owner is 3 Forbes Road, Lexington, Massachusetts 02421.

DELINQUENT SECTION 16(A) REPORTS

Our executive officers, directors, and 10% stockholders are required under Section 16(a) of the 1934 Act, to file reports of ownership and changes in ownership of our securities with the SEC.

Based solely on a review of the copies of reports furnished to us, we believe that during our 2021 fiscal year, our directors, executive officers, and 10% stockholders complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships

Garo H. Armen, Ph.D. (Chairman of the Board), Brian Corvese (Director), Ulf Wiinberg (Director) and Christine Klaskin (Treasurer) are all officers and/or directors of Agenus. These individuals, as well as Jennifer S. Buell, Ph.D. (President, Chief Executive Officer and Director) and Marc van Dijk (Chief Scientific Officer), own Agenus equity and Agenus equity awards. Their relationship with Agenus and/or the ownership of any Agenus equity or equity awards creates, or may create the appearance of, conflicts of interest when we ask these individuals to make decisions that could have different implications for Agenus than the decisions have for us. Under these provisions, neither Agenus or its other affiliates, nor any of their officers, directors, agents or stockholders, will have any obligation to present to us certain corporate opportunities. For example, a director of our company who also serves as a director, officer or employee of Agenus or any of its other affiliates may present to Agenus certain acquisitions, in-licenses, potential development programs or other opportunities that may be complementary to our business and, as a result, such opportunities may not be available to us. To the extent attractive corporate opportunities are allocated to Agenus or its other affiliates instead of to us, we may not be able to benefit from these opportunities. Additionally, conflicts of interest and certain other disputes may arise between us and Agenus, and we may not be able to resolve favorably such disputes with respect to our past and ongoing relationships.

Effective January 1, 2022, Dr. Buell entered into an agreement with Agenus to provide certain consulting services to Agenus and to serve as a member of Agenus’ Executive Council for three years (the “Buell Agreement”). Pursuant to the Buell Agreement, Dr. Buell is paid by Agenus $150,000 annually and was granted a stock option on January 2, 2022 to acquire 150,000 shares of Agenus common stock.

Effective August 15, 2017, Ms. Ryan entered into an agreement with Agenus to provide certain consulting services to Agenus (as amended, the “Ryan Agreement”). Pursuant to the Ryan Agreement, Ms. Ryan is paid an hourly fee by Agenus with the aggregate amount not to exceed $10,000 per month.

Related Party Transactions

Agenus Inc.

Until the completion of our IPO, we relied on Agenus for all of our working capital requirements. Additionally, certain of our operations were fully integrated with Agenus, including, but not limited to, corporate functions such as finance, human resources, information technology and legal functions.

In September 2021, we entered into a new Intellectual Property Assignment and License Agreement with Agenus (the “New Assignment and License Agreement”), upon which the prior intercompany agreement between us and Agenus was terminated. Pursuant to the New Assignment and License Agreement, Agenus assigned to us certain patent rights and know-how related to its invariant natural killer T (“iNKT”) cell product candidates and other patents and know-how related to its business. In addition to the patent rights assigned to us by Agenus, we also received an exclusive, royalty-free, sublicensable license to research, develop, manufacture and commercialize certain licensed technology in the field. The New Assignment and License Agreement further provides for us to grant Agenus a field-limited, non-exclusive, royalty-free license under the assigned patent rights, subject to our discretion and provided such access would not reasonably result in a disruption of our planned activities. Agenus has also agreed to provide us with Agenus’ biological material upon written request in order for us to use such material in its development activities of a combination therapy. Agenus may withhold the transfer of biological material, including, but not limited to, checkpoint modulating antibodies, for various reasons, including if such transfer would reasonably result in a disruption of planned Agenus activities. For any materials Agenus does share with us, the parties have agreed to enter into a separate agreement governing the transfer and providing for joint ownership of the data. Agenus has agreed that during the full term of the New Assignment and License Agreement, and for three years thereafter, it will not develop, manufacture or commercialize an iNKT cell therapy, directly or indirectly by transferring such technology. We have the sole responsibility to develop, manufacture and commercialize products under this New Assignment and License Agreement. We may terminate the New Assignment and License Agreement without cause upon 90 days’ prior written notice to Agenus. Either party may terminate if they believe there has been a material breach which has not been cured within 90 days (or 45 days for breach of payment obligations) of receiving such notice.

In September 2021, we entered into a new Intercompany General & Administrative Services Agreement with Agenus (the “New Intercompany Services Agreement”). Pursuant to the New Intercompany Services Agreement, Agenus provides us with administrative support, including, without limitation, financial, legal, information technology and human resources administrative support and non-administrative services as may be agreed to between the parties from time to time. Agenus provides the services under the New Intercompany Services Agreement on a cost-plus basis and We are required to pay 105% of Agenus’ costs. Under the New Intercompany Services Agreement, we are also entitled to use Agenus’ business offices and laboratory space and equipment in exchange for us contributing a proportionate payment for the use of such facilities and equipment. Either party may terminate the New Intercompany Services Agreement upon 30 days’ prior written notice

Allocated Agenus services primarily include payroll related expenses, facility costs and stock-based compensation and are included in the accompanying financial statements based on certain estimates and allocations. The allocation methods primarily include time devoted to activities and headcount-based allocations. Agenus business services and occupancy costs are allocated to us based on our headcount as a percentage of Agenus’. Under the prior intercompany services agreement between us and Agenus, research services were charged between the entities based on hours spent on specific projects applied to hourly wage rates. As such, these allocations may not be indicative of the actual amounts that would have been recorded had we operated as an independent, publicly traded company for the periods presented.

In February 2021, we entered into a promissory note (the “Note”) with Agenus with terms identical to the convertible promissory note, as amended, issued to Agenus on April 1, 2019, increasing the amount of borrowing capacity to up to $50.0 million and extending the maturity to July 1, 2022. In September 2021, we entered into an amendment to the Note with Agenus to provide, among other things, that the Note would automatically convert into our common stock upon the completion of our IPO.

In accordance with the terms of the Note, interest was computed on the basis of a 360-day year at 8% and accrued but was not payable until converted or paid. The Note was automatically converted, at a rate equal to the quotient obtained by dividing (i) the amount due on the date of conversion by (ii) 80% of the per share price of our common stock sold in our IPO, into 5,451,958 shares of our common stock upon completion of the IPO in October 2021, and was not outstanding at December 31, 2021.

Agenus purchased 1,400,000 shares of our common stock in our IPO for an aggregate purchase price of $16,800,000.

Related Party Transaction Policies and Procedures

The Audit Committee of the Board is responsible for reviewing and approving all material transactions with any related party on a continuing basis. Related parties can include any of our directors or executive officers, certain of our stockholders, and their immediate family members. This obligation is set forth in writing in our Audit Committee Charter. A copy of the Audit Committee Charter is posted on the corporate governance section of our website at https://investor.minktherapeutics.com/corporate-governance/documents-and-charters. No material on our website is part of this proxy statement. In evaluating related party transactions, our Audit Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Audit Committee will approve a related party transaction when, in its good faith judgment, the transaction is fair to, and in the best interest of, MiNK.

To identify related party transactions each year, we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. We also review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Ethics requires all directors, officers, and employees who may have a potential or apparent conflict of interest to immediately notify management for review and approval by management and our Nominating and Corporate Governance Committee. A copy of our Code of Ethics is posted on the corporate governance section of our website at https://investor.minktherapeutics.com/corporate-governance/documents-and-charters. No material on our website is part of this proxy statement.

PROPOSAL 2—TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022

Our Audit Committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Although stockholder approval of the selection of KPMG LLP is not required by law, our Board believes that it is advisable to give stockholders an opportunity to ratify this selection.

If stockholders do not approve this proposal at the Annual Meeting, our Audit Committee will reconsider their selection of KPMG LLP. If stockholders do ratify this appointment, the Audit Committee, which has direct authority to engage our independent registered public accounting firm, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that the change would be in the best interests of MiNK and our stockholders.

The Audit Committee has approved all services provided to MiNK by KPMG LLP during 2022. Representatives of KPMG LLP are expected to be present at the 2022 Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

KPMG LLP has served as our independent registered public accounting firm since 2020.

Audit Fees

Fees incurred by us for professional services rendered by KPMG LLP for the audit of the annual consolidated financial statements and of the effective operation of internal control over financial reporting, included in our Annual Report on Form 10-K, for the reviews of the consolidated financial statements included in our Form 10-Q were $335,000 for 2021. Fees paid to KPMG LLP associated with financial statement audits and all professional services rendered in connection with our IPO process were $502,722 for 2021, and $556,556 for 2020. In addition, we paid KPMG LLP $34,364 and 28,755 in fees in 2021 and 2020, respectively, with respect to subsidiary audits.

Tax Fees

Fees paid to KPMG LLP associated with tax compliance services were $6,000 in 2021. Fees paid to KPMG LLP associated with tax consultation services were $15,000 in 2021. We paid KPMG LLP no fees related to tax services in 2020.

All Other Fees

We also paid $2,430 in fees to KPMG LLP associated with accounting research and disclosure checklist tools. We paid KPMG LLP no other fees in 2020.

Pre-Approval of Audit and Non-Audit Services

All of the KPMG LLP audit fees for 2021 shown above, other than related to subsidiary audits, were pre-approved by the Audit Committee. All other fees were pre-approved by the Audit and Finance Committee of Agenus Inc. The Audit Committee pre-approves all audit and other permitted non-audit services provided by our independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular category of services and is subject to a monetary limit. Our independent registered public accounting firm and senior management periodically report to the Audit Committee the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

To approve Proposal 2, a majority of the votes cast by stockholders present in person or by proxy and voting on the matter must vote FOR Proposal 2. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 2. If the broker, bank, or nominee does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 2, and will have no effect on the vote.

The Board of Directors recommends a vote FOR Proposal 2.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board consists entirely of independent directors who are not officers or employees of MiNK. The Board has adopted a written charter for the Audit Committee, the current version of which is available on our website https://investor.minktherapeutics.com/corporate-governance/documents-and-charters. No material on our website is part of this proxy statement.

In the course of its oversight of the Company’s reporting process, the Audit Committee of the Board has (1) reviewed and discussed with management the Company’s audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting for the fiscal year ended December 31, 2021, (2) discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board and SEC, and (3) discussed with KPMG LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from KPMG LLP pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

By the Audit Committee,

Barbara Ryan, Chair
Peter Behner
Brian Corvese

ADDITIONAL INFORMATION

Stockholder Proposals for 2023 Annual Meeting of Stockholders

Proposals to be included in the Company’s proxy statement. Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2023 Annual Meeting of Stockholders, the proposal must comply with Rule 14a-8 under the Exchange Act and must also meet the advance notice requirements in our bylaws applicable to all stockholder proposals (as described in the following paragraphs).

Proposals to be brought before an annual meeting. Under our bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. Among other requirements, these procedures require any nomination or proposed item of business to be submitted in writing to our Chairman of the Board or Corporate Secretary at our principal executive offices. Assuming our 2023 Annual Meeting of Stockholders is not more than 30 days before or 30 days after June 8, 2023, if you wish to bring business before the 2023 Annual Meeting of Stockholders, you must give us written notice by December 31, 2022.

However, if at least 60 days’ notice or prior public disclosure of the date of the 2023 Annual Meeting of Stockholders is given or made and the date of the 2023 Annual Meeting of Stockholders is not within 30 days before or after June 8, 2023, notice by the stockholder must be received by the Company 45 days prior to the date of the 2023 Annual Meeting of Stockholders. If less than 60 days’ notice or prior public disclosure of the date of the 2023 Annual Meeting of Stockholders is given or made and the date of the 2023 Annual Meeting of Stockholders is not within 30 days before or after June 8, 2023, notice by the stockholder must be received by the Company no later than 15 days after the date MiNK sends notice of the 2023 Annual Meeting of Stockholders. If a stockholder fails to provide timely notice of a proposal to be presented at the 2023 Annual Meeting of Stockholders, the proxies designated by the Board will have discretionary authority to vote on the proposal.

Householding of Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly provide a separate copy of either document to you if you contact Investor Relations at MiNK Therapeutics Inc., 149 Fifth Avenue, Suite 500, New York, NY 10010, or telephone or e-mail Investor Relations at 212-994-8250 or investor@minktherapeutics.com. If you want to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holders, or you may contact us.

I II SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above MINK THERAPEUTICS, INC. Use the Internet to transmit your voting instructions and for electronic delivery of149 FIFTH AVENUE information. Vote by 11:59 P.M. ET on 06/07/2022. Have your proxy card in hand when SUITE 500 NEW YORK, NY 10010 you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/INKT2022You may attend the meeting via the Internet and vote during the meeting. Have the 1 information that is printed in the box marked by the arrow available and follow the Investor Address Line 1 instructions.Investor Address Line 2VOTE BY PHONE - 1-800-690-6903Investor Address Line 3 1 1 OF Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET Investor Address Line 4 on 06/07/2022. Have your proxy card in hand when you call and then follow the Investor Address Line 5 instructions. John Sample VOTE BY MAIL ANYWHERE STREET 2 Mark, sign and date your proxy card and return it in the postage-paid envelope we have ANY CITY, ON A1A 1A1 provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CONTROL NAMETHE COMPANY NAME INC. - COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345PAGE 1 OF 2D x TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR 0 the following: nominee(s) on the line below. 2 0 0 0 --I[JII1. Election of Directors Nominees 000000000001) Peter Behner 02) Jennifer Buell 03) Ulf WiinbergThe Board of Directors recommends you vote FOR the following proposal: For Against Abstain2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year 0 0 0 ending December 31, 2022. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 24 Investor Address Line 10 .Investor Address Line 20 .. R1 Investor Address Line 3 Investor Address Line 4 Investor Address Line 51 Please sign exactly as your name(s) appear(s) hereon. When signing as_ John Sample attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must 1234 ANYWHERE STREET sign. If a corporation or partnership, please sign in full corporate or ANY CITY, ON A1A 1A1 partnership name by authorized officer. 0000561567 SHARESCUSIP #I I JOB # SEQUENCE #Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.comMINK THERAPEUTICS, INC. Annual Meeting of Stockholders June 8, 2022 at 5:00 PM This proxy is solicited on behalf of the Board of Directors The undersigned stockholder(s) of Mink Therapeutics, Inc. (the “Company”) hereby appoint(s) Garo H. Armen, Ph.D. and Christine M. Klaskin, or either of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 8, 2022, via live webcast at www.virtualshareholdermeeting.com/INKT2022, and all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE SIGN AND MAIL THIS PROXY TODAY.. 24 . 0 . 0 R1 _ 2 0000561567 Continued and to be signed on reverse side